As filed with the Securities and Exchange Commission on March 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0795984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 West Horizon Ridge Parkway, Suite 100

Henderson, Nevada 89012

(Address of Principal Executive Offices)

2004 STOCK PLAN

FOURTEEN (14) INDIVIDUAL NON-STATUTORY STOCK OPTION AGREEMENTS TO

PURCHASE AN AGGREGATE OF 2,755,000 SHARES OF COMMON STOCK

INDIVIDUAL WARRANT AGREEMENT TO PURCHASE 100,000 SHARES OF

COMMON STOCK

INDIVIDUAL WARRANT AGREEMENT TO PURCHASE 200,000 SHARES OF

COMMON STOCK

(Full title of the plans)

Daniel C. Montano

CardioVascular BioTherapeutics, Inc.

1700 West Horizon Ridge Parkway, Suite 100

Henderson, Nevada 89012

(Name and address of agent for service)

702-248-1174

(Telephone number, including area code, of agent for service)

copy to:

David R. Decker, Esq.

Lord, Bissell & Brook LLP

300 South Grand Avenue, 8th Floor

Los Angeles, California 90071

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable upon exercise of options authorized to be granted under the 2004 Stock Plan	5,000,000	$12.80	(2)	$64,000,000	$7,532.80
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.1	1,000,000	$0.30	(3)	$300,000	$35.31
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.2	1,000,000	$0.30	(3)	$300,000	$35.31
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.3	500,000	$0.50	(3)	$250,000	$29.43
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.4	100,000	$0.30	(3)	$30,000	$3.53
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.5	25,000	$4.00	(3)	$100,000	$11.77
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.6	20,000	$10.00	(3)	$200,000	$23.54
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.7	15,000	$2.00	(3)	$30,000	$3.53
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.8	15,000	$2.00	(3)	$30,000	$3.53
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.9	15,000	$2.00	(3)	$30,000	$3.53
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.10	15,000	$2.00	(3)	$30,000	$3.53

Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.11	15,000	$2.00	(3)	$30,000	$3.53
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.12	15,000	$2.00	(3)	$30,000	$3.53
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.13	10,000	$8.00	(3)	$80,000	$9.42
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding options under individual non-statutory stock option grant in the form of Exhibit 99.14	10,000	$10.00	(3)	$100,000	$11.77
Common Stock, par value $0.001 per share, issuable upon exercise of warrants in the form of Exhibit 99.15	100,000	$0.80	(3)	$80,000	$9.42
Common Stock, par value $0.001 per share, issuable upon exercise of warrants in the form of Exhibit 99.16	200,000	$2.00	(3)	$400,000	$47.08

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h)(1) on the basis of the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on March 25, 2005.
(3)	Pursuant to Rule 457(h)(1), the amount of the registration fee is based on the applicable option or warrant exercise price.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The prospectus referred to in Part I hereof may contain, or refer you to other documents which contain, forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under any section entitled “Risk Factors” in the documents incorporated by reference and elsewhere in this prospectus. We believe that any section entitled “Risk Factors” includes all material risks that could harm our business. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors.

Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in any section entitled “Risk Factors” in the documents incorporated by reference and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION.

CardioVascular BioTherapeutics, Inc., (“we” or “us” or the “Company”) will send or deliver to participants in the 2004 Stock Plan, as well as the recipients of the individual non-statutory stock option agreements and warrant agreements, the documents and information constituting Part I of this Registration Statement required by Items 1 and 2 hereof and as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”)

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to General Counsel, CardioVascular BioTherapeutics, Inc., 1700 West Horizon Parkway, Suite 100, Henderson, Nevada 89012, telephone 702-248-1174.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(1) The Company’s prospectus dated February 11, 2005 included in its Registration Statement on Form S-1 (File No. 333-119199) including, without limitation, all Risk Factors set forth therein.

(2) The description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

See Item 3(2) above.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in the right of the Company — by reason of the fact that the person is or was a director, officer, agent or employee of the Company, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b)

if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our By-Laws provide that we will indemnify our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law (“DGCL”). As noted above, we are also empowered by Section 145 of the DGCL to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into agreements with our directors and executive officers regarding the indemnification. Under these agreements we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We will be obligated to these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will in the event of a claim for indemnification.

In addition, our certificate of incorporation, as amended, provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or missions not in good faith or involving intentional misconduct or knowing violations of law, (iii) for any transaction where the director derives an improper personal benefit, and (iv) for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expresses in the Securities Act and is, therefore, unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

Item 8. EXHIBITS

4	Registrant’s Restated Certificate of Incorporation, dated July 22, 2004, incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-119199)

5	Opinion of Lord, Bissell & Brook LLP as to the legality of the securities offered by the registration statement

10	CardioVascular BioTherapeutics, Inc. 2004 Stock Plan, incorporated by reference to Exhibit 10.3 to Registrant’s Registration Statement on Form S-1 (File No. 333-119199)

23(a)	Consent of Singer Lewak Greenbaum & Goldstein LLP

23(b)	Consent of Lord, Bissell & Brook LLP (included in exhibit 5)

99.1	Individual non-statutory option to purchase 1,000,000 shares

99.2	Individual non-statutory option to purchase 1,000,000 shares

99.3	Individual non-statutory option to purchase 500,000 shares

99.4	Individual non-statutory option to purchase 100,000 shares

99.5	Individual non-statutory option to purchase 25,000 shares

99.6	Individual non-statutory option to purchase 20,000 shares

99.7	Individual non-statutory option to purchase 15,000 shares

99.8	Individual non-statutory option to purchase 15,000 shares

99.9	Individual non-statutory option to purchase 15,000 shares

99.10	Individual non-statutory option to purchase 15,000 shares

99.11	Individual non-statutory option to purchase 15,000 shares

99.12	Individual non-statutory option to purchase 15,000 shares

99.13	Individual non-statutory option to purchase 10,000 shares

99.14	Individual non-statutory option to purchase 10,000 shares

99.15	Individual warrant to purchase 100,000 shares

99.16	Individual warrant to purchase 200,000 shares

Item 9. UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 29, 2005.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ DANIEL C. MONTANO
Daniel C. Montano
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel C. Montano and Mickael A. Flaa, and either of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Form S-8 Registration Statement of CardioVascular BioTherapeutics, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officers:

/s/ DANIEL C. MONTANO Daniel C. Montano	President, Chief Executive Officer and Chairman of Board of Director	March 29, 2005

/s/ JOHN W. JACOBS John W. Jacobs, Ph.D.	Vice President, Chief Operating Officer, Chief Scientific Officer and Director	March 29, 2005

Principal Financial and Accounting Officer:

/s/ MICKAEL A. FLAA	Vice President, Chief Financial Officer and Director	March 29, 2005
Mickael A. Flaa

/s/ ALEXANDER G. MONTANO	Director	March 29, 2005
Alexander G. Montano

/s/ THOMAS STEGMANN	Director	March 29, 2005
Thomas Stegmann, M.D.

/s/ WOLFGANG PRIEMER	Director	March 29, 2005
Wolfgang Priemer, Ph.D.

/s/ GARY B. ABROMOVITZ	Director	March 29, 2005
Gary B. Abromovitz

/s/ THOMAS L. INGRAM	Director	March 29, 2005
Thomas L. Ingram

/s/ ROBERT LEVIN	Director	March 29, 2005
Robert Levin

/s/ GRANT GORDON	Director	March 29, 2005
Grant Gordon

/s/ JOONG KI BAIK	Director	March 29, 2005
Joong Ki Baik

INDEX TO EXHIBITS

Exhibit No.	Description
4	Registrant’s Restated Certificate of Incorporation, dated July 22, 2004, incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (File No. 333-119199)

5	Opinion of Lord, Bissell & Brook LLP as to the legality of the securities offered by the registration statement

10	CardioVascular BioTherapeutics, Inc. 2004 Stock Plan, incorporated by reference to Exhibit 10.3 to Registrant’s Registration Statement on Form S-1 (File No. 333-119199)

23(a)	Consent of Singer Lewak Greenbaum & Goldstein LLP

23(b)	Consent of Lord, Bissell & Brook LLP (included in exhibit 5)

99.1	Individual non-statutory option to purchase 1,000,000 shares

99.2	Individual non-statutory option to purchase 1,000,000 shares

99.3	Individual non-statutory option to purchase 500,000 shares

99.4	Individual non-statutory option to purchase 100,000 shares

99.5	Individual non-statutory option to purchase 25,000 shares

99.6	Individual non-statutory option to purchase 20,000 shares

99.7	Individual non-statutory option to purchase 15,000 shares

99.8	Individual non-statutory option to purchase 15,000 shares

99.9	Individual non-statutory option to purchase 15,000 shares

99.10	Individual non-statutory option to purchase 15,000 shares

99.11	Individual non-statutory option to purchase 15,000 shares

99.12	Individual non-statutory option to purchase 15,000 shares

99.13	Individual non-statutory option to purchase 10,000 shares

99.14	Individual non-statutory option to purchase 10,000 shares

99.15	Individual warrant to purchase 100,000 shares

99.16	Individual warrant to purchase 200,000 shares